Exhibit 99.1

Krystal Biotech Appoints Jing Marantz, MD, PhD, MBA as Chief Business Officer and Rand Sutherland, MD, MPH to its Board of Directors

January 18, 2022

PITTSBURGH, January 18, 2022 (GLOBE NEWSWIRE) — Krystal Biotech, Inc., (“Krystal”) (NASDAQ: KRYS), the leader in redosable gene therapies for rare disease, announced today the appointments of Jing Marantz as Chief Business Officer and Rand Sutherland as a new member of the Board of Directors. Dr. Marantz is an experienced biopharmaceutical industry executive who has held senior level positions in medical affairs, business development, and commercial strategy in multiple therapeutic areas, including rare diseases. Dr. Sutherland is a pulmonologist by training with deep clinical knowledge combined with R&D and corporate strategy leadership across pulmonary and rare diseases. In connection with her appointment as Chief Business Officer, Dr. Marantz will step down from the Krystal Board of Directors.

“I am excited to welcome Jing and Rand to the Krystal team at such a pivotal time for our lead investigational program, VYJUVEK™ for dystrophic epidermolysis bullosa, and as we advance our rare pulmonary disease pipeline,” said Krish S. Krishnan, Chairman and Chief Executive Officer of Krystal Biotech. “Jing will be an integral part of the executive leadership team as we continue to grow the company and strengthen our platform opportunities. Rand brings clinical, R&D and corporate strategy expertise that will be invaluable as we continue our mission to be a fully integrated gene therapy company.”

“I look forward to further building critical areas of the business to position Krystal for long-term success,” said Dr. Marantz. “We are committed to advancing the organization so we can deliver on our promise to help patients facing debilitating rare diseases.”

Dr. Marantz has over 20 years of experience in the biopharmaceutical industry spanning development, medical affairs, business development, and commercial strategy in multiple specialties and rare diseases. She was recently Senior Vice President, Head of Medical Affairs at Acceleron Pharma, prior to its acquisition by Merck & Co., Inc. Before Acceleron, she was Senior Vice President, Head of Medical Affairs at Alnylam Pharmaceuticals where she built the medical affairs organization into a global footprint across 19 countries and led two successful global product launches (Onpattro® and Givlaari®). Dr. Marantz formerly served as Vice President, Global Medical Affairs, Head of U.S. Medical Affairs, and Interim Head of Latin America Medical Affairs at Alexion Pharmaceuticals where she was responsible for three marketed rare disease products (Soliris®, Strensig®, and Kanuma®). Previously, she has held leadership positions at Biogen, ARIAD, and Millennium Pharmaceuticals. Dr. Marantz currently serves on the Board of Arcturus Therapeutics (NASDAQ: ARCT).

“I’m delighted to join the Krystal Biotech Board of Directors at the beginning of an important year for the company,” said Dr. Sutherland. “This is just the beginning, as Krystal looks to fulfill its mission to bring transformative, redosable gene therapies to underserved patient populations to make a meaningful difference in their lives.”

Dr. Sutherland was President of Translate Bio prior to its acquisition by Sanofi. Before joining Translate Bio, Dr. Sutherland spent seven years at Sanofi, most recently as Senior Vice President and Global Head of Medical Affairs for Sanofi Genzyme, and prior to that, Head of Rare Diseases Development. Dr. Sutherland’s strategic leadership in clinical development and medical affairs has been critical to the development and launch of medicines for lysosomal storage diseases, rare blood and other genetic diseases, and pulmonary and immunological diseases. Before joining the biopharmaceutical industry, Dr. Sutherland was Professor of Medicine at the University of Colorado and Chief of Pulmonary and Critical Care Medicine at National Jewish Health in Denver, where he cared for patients and led an NIH-funded clinical and translational research program focused on severe asthma and other complicated pulmonary diseases.

About Krystal Biotech

Krystal Biotech, Inc. (NASDAQ:KRYS) is a pivotal-stage gene therapy company leveraging its novel, redosable gene therapy platform and in-house manufacturing capabilities to develop therapies to treat serious rare diseases. For more information, please visit http://www.krystalbio.com and follow @KrystalBiotech on LinkedIn and Twitter.

About VYJUVEKTM

VYJUVEKTM (beremagene geperpavec, also known as B-VEC) is an investigational non-invasive, topical gene therapy designed to deliver two copies of the COL7A1 gene when applied directly to DEB wounds. Unlike the current standard of care, VYJUVEKTM was designed to treat DEB at the molecular level by providing the patient’s skin cells the template to make normal COL7 protein, thereby addressing the fundamental disease-causing mechanism.

The FDA and the EMA have each granted VYJUVEKTM orphan drug designation for the treatment of DEB, and the FDA has granted VYJUVEKTM fast track designation and rare pediatric designation for the treatment of DEB. In addition, in 2019, the FDA granted Regenerative Medicine Advanced Therapy (“RMAT”) to VYJUVEKTM for the treatment of DEB and the EMA granted Priority Medicines (“PRIME”), eligibility for VYJUVEKTM to treat DEB.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Krystal Biotech, Inc., including but not limited to statements about Krystal’s plans to grow the company and strengthen its platform opportunities ; and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from clinical trials, whether results of early clinical trials or trials will be indicative of the results of ongoing or future trials, uncertainties associated with regulatory review of clinical trials and applications for marketing approvals, the availability or commercial potential of product candidates, the sufficiency of cash resources and need for additional financing and such other important factors as are set forth under the caption “Risk Factors” in Krystal’s annual and quarterly reports on file with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Krystal’s views as of the date of this release. Krystal anticipates that subsequent events and developments will cause its views to change. However, while Krystal may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Krystal’s views as of any date subsequent to the date of this release.

Contacts:

Investors:

Whitney Ijem

wijem@krystalbio.com

Media:

Tiffany Hamilton

thamilton@krystalbio.com